Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO
RESTATED CERTIFICATE OF INCORPORATION

OF

WESTWATER RESOURCES, INC.

Westwater Resources, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That the name of the Corporation is Westwater Resources, Inc.

Second: That the Board of Directors of the Corporation, acting in accordance with Section 242 of the DGCL, duly adopted resolutions to amend and restate in its entirety the first un-numbered paragraph of Article 4 of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation, and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first un-numbered paragraph of Article 4 of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

ARTICLE 4

“The total number of shares of all classes of stock which the Corporation has authority to issue is 400,000,000 shares with a par value of $0.001 per share. The shares are designated as Common Stock, have one vote per share and have identical rights and privileges in every respect. The holders of the stock of the Corporation shall have no preemptive rights to subscribe for any securities of the Corporation.”

THIRD: That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOURTH: That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation as of May 22, 2026.

WESTWATER RESOURCES, INC.

By:	/s/ John W. Lawrence
Name: John W. Lawrence
Title: Chief Administrative Officer, General Counsel & Corporate Secretary